                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and
                  15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number: 333-47798-04

                    FIRST HORIZON MORTGAGE PASS-THROUGH TRUST
                                  SERIES 2001-4
             (Exact name of registrant as specified in its charter)

                                4000 Horizon Way
                              Irving, Texas 75063
                                 (214) 441-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           First Horizon Mortgage Pass-Through Trust 2001-4, Mortgage
      Pass-Through Certificates, Series 2001-4, Class A-1, Class A-2, Class
         A-3, Class A-R, Class B-1, Class B-2 and Class B-3 Certificates
            (Title of each class of securities covered by this Form)

                                      None
     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [ ]     Rule 12h-3(b)(1)(i)         [ ]
     Rule 12g-4(a)(1)(ii)       [ ]     Rule 12h-3(b)(1)(ii)        [ ]
     Rule 12g-4(a)(2)(i)        [ ]     Rule 12h-3(b)(2)(i)         [ ]
     Rule 12g-4(a)(2)(ii)       [ ]     Rule 12h-3(b)(2)(ii)        [ ]
                                        Rule 15d-6                  [X]

     Approximate number of holders of record as of the certificate or notice date: 8

     Pursuant to the requirements of the Securities Exchange Act of 1934 First Horizon Mortgage Pass-Through Trust 2001-4 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 13, 2002                  By: /s/ Wade Walker
                                            ------------------------------------
                                            Wade Walker,
                                            Authorized Person